Exhibit 99.1

LIBERTY GLOBAL TO PRESENT AT THE DEUTSCHE BANK EUROPEAN TMT CONFERENCE

Denver, Colorado – August 31, 2021

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Deutsche Bank European TMT Virtual Conference on Friday, September 3, 2021 at 6:00 a.m. EST. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while our joint-ventures in the U.K. and the Netherlands generate combined annual revenue of more than $17 billion.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 50 companies across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision and the Formula E racing series.

Revenue figures above are provided based upon 2020 results and on a combined Virgin Media and O2 UK basis. For more information, please visit www.libertyglobal.com.

Investor Relations:                Corporate Communications:

Michael Bishop +44 20 8483 6246        Molly Bruce +1 303 220 4202
Steve Carroll +1 303 784 4505            Matt Beake +44 20 8483 6428